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                                                                    EXHIBIT 10.2

                                    AGREEMENT

                                                 No. 91 Dongguan (97)
                                                 In Dongguan on 18th August 1997

        For the purposes of developing friendly trade of both parties, DONGGUAN FOREIGN PROCESSING AND ASSEMBLY SERVICE COMPANY in conjunction with DONGGUAN HENGLI INDUSTRY DEVELOPMENT COMPANY ("Party A") and ZINDART LIMITED ("Party B") upon the basis of equality and mutual benefits, for the business of work of die cast plastic toys processing, both parties after negotiation agree unanimously in Dongguan on 18th August 1997 as follows:

1.     RESPONSIBILITIES OF BOTH PARTIES

       Party B shall be responsible for the provision of the facilities, without charge, for the processing work (see the list for details). They shall be delivered to the factory of Party A in different deliveries from August 1997. The total value of the facility is HK$26,141,900. The rights of the facilities provided without charge belong to Party B.

       Party B shall provide all the raw materials, supplement and packaging materials without charge. Party A shall provide corresponding factory, electricity and labour for the processing work for Party B within the period of this Agreement. Party A shall receive a processing fee or rent for the factory, land's use right fee and management fee. All the products are exported to Party B.

       After the facilities are delivered to the factory of Party A, Party B shall send technicians to the factory of Party A so as to assist in installment and guide in technology. The wages, travelling expenses, telephone expenses, electricity used and expenses for food and living are the responsibilities of Party B. Party A provides support.

2.     TOTAL VALUE OF PROCESSING FEE

       Total value of processing fee is HK$1,500,000.00 for the first year. Total value of the processing fee from the second year shall be increased based on the first year fee. The rate of increment for each year shall not be less than 10%.

3.     CALCULATION OF PROCESSING FEE

       (1) The processing fee shall be fixed upon the principles of mutual benefits, and after friendly negotiations between both parties, the price shall be fixed specifically according to the sample and after the examination of products at the time of signing of the production contract. During the period of testing products, Party B shall be responsible to pay to each person HK$600.00 per month (first group 50 people, afterwards 50 people). After the expiration of the period of testing products, it shall be calculated according to the numbers of the workers in the factory, the processing fee for each person shall not be less than HK$800.00 per month (26 working days, 8 hours per day).



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       (2) Party A is responsible for the provisions of the factory and the premises. Area of the factory is [/]sqm, the rental of the factory is [/]sqm per month; area of the premises is [/]sqm, the usage fee for the premises is [/]sqm per month. The rental of the factory and the usage fee for the premises shall be paid by Party B and included in the processing fee. Taxation for the rental of the factory is borne by Party A. Management fee for the workers: HK$[/] per person per month. This is to be paid by the Party B and included in the processing fee.

       (3) The rental of the factory, land's use right fee, management fee for the workers as above shall be increased by not lower than [/]% per year from the second year.

4.     SOCIETY BASIC FACILITY FEE

       For enterprises who employ workers from outside of China, they shall pay to the local labour department the Social Basic Facility Fee.

5. RESPONSIBILITIES OF QUALITY, PERIOD OF TESTING PRODUCTS AND RATE OF DEFECTIVE PRODUCTS

       Party B shall be responsible for sending people to the factory of Party A to test the quality of the products. Party B shall be responsible for defective products resulting from poor quality of the raw materials or fault in the guide to technology. Party B shall be responsible for the wages of the workers who need to repair defects.

       From the effective date of the Agreement, the period for testing products is 3 months. The rate of wastage and the rate of defective products within the period of testing products shall be reported. The rate of the wastage and the rate of defective products after the expiration of the period shall be negotiated by both parties.

6.     SUPPLY OF MATERIALS AND THE DATE OF DELIVERY

       Party B guarantees according to the quantities of processing work stipulated in this Agreement, to provide sufficient quantity of raw materials and supplements and packaging materials each month so the factory of Party A can produce normally. Party B shall deliver the raw materials and supplements to the factory of Party A 10 days before the production of each batch of products. In order that the business of Party B can be developed normally, the factory of Party A shall according to the specific date of delivery upon the negotiation of both parties, deliver the goods on time, according to the samples and the quantities. Specific matters are enacted in the specific contract.

7.     METHOD OF PAYMENTS

       The method of payment of the processing fee: both parties agree to adopt advance payment and settlement later, settlement monthly. Party B shall remit payment via The Bank of China in Hong Kong to Party A. If it is not remitted on time, Party B shall according to the interest rate of the bank in Hong Kong at the time compensate Party A. Where it is necessary, Party A shall have the rights to stop delivery.


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8.     DELIVERY

       Import and export of the raw materials and supplements and the finished products shall be via Shenzhen Wong Gang Kou An (or Wenjindu, Shatoujiao, Taiping Kouan). Party B shall be responsible for the delivery expenses as necessary for the round trips from Hong Kong to the factory of Party A. According to the quantities of the delivery of Party B, Party A will assist Party B to transport with one truck of 1.3 tons.

9.     INSURANCE

       (d) Party B shall be responsible for the purchase of comprehensive insurance for the delivery of raw materials and supplements and the packaging materials and the import and export of finished products; Party B shall be responsible for the purchase of fire insurance for the production facilities and the raw materials, supplements, packaging materials within the factory, products in process and finished products. The above insurance fee shall be borne by Party B and Party B shall enter into an insurance contract with Dongguan Insurance Company.

       (e) Both parties agree that all the workers and staff shall join the social labour insurance and according to the ratio of the wages pay the insurance premium.

10.    PAYMENT OF TAXATION

       Both parties agree and guarantee to pay taxation according to the law.

11.    FORCE MAJEURE

        In the event of war or serious natural disasters or force majeure as agreed by both parties which result in one party being unable to perform this Agreement, for that party, it shall notify the other party of the incident, and negotiate with the other party to extend the period of the performance of the Agreement. Any loss arising from such event to the other party will not be compensated.

12.    ARBITRATION

       During the term of this Agreement, if any dispute arises, both parties shall enter into friendly negotiations in order to resolve the dispute. If the dispute is not resolved, it shall be submitted to the China International Economic and Trade Arbitration Commission whose decision shall be final and binding on both parties. The arbitration expenses shall be borne by the losing party.

13.    EFFECTIVE PERIOD OF THE AGREEMENT AND OTHERS

       This Agreement will become effective after it has been approved by the relevant departments. The term of the Agreement is three years from the effective date. If it is to be extended or terminated, it shall be discussed in friendly negotiation between both parties to agree on the terms 6 months ahead of the expiry date of the Contract.


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        If there are matters not stipulated in this Agreement, after negotiation between the parties, it can be amended or supplemented at any time which shall be approved by the original approval organization. If either party does not agree or if it is not so approved, the matter will be ineffective.

       This Agreement has four counterparts. Party A has two sets. Agent of business has one set. Party B has one set. They all have the same effectiveness.

       (1) Party B shall be responsible for the payment of harbour fee calculated according to 0.005% of the processing fee. Party A shall list the fee on invoices.

       (2) When the enterprise is recruiting workers, arranging their work, the facilities of the factory etc., it shall perform according to the Labour, Safety, Sanitation, Management Rules and PRC Fire Fighting Rules in order to protect the legal right of the labour, it shall provide to the labour the working place and facilities of living according to the requirement of labour safety and sanitation which shall protect the health of the labour.

       (3) Any one of the following situations shall be deemed the termination of the Agreement by one party:


               (1) Party B does not deliver the facilities for production within half a year from the effective date of this Agreement;

               (2) No extension procedures have been dealt with after half a year from the expiration of this Agreement.


       Relating to the importation of equipment under this Agreement, if the Agreement is terminated by one party, it shall be reported and referred to Customs.

PARTY A:                               PARTY B:
DONGGUAN FOREIGN PROCESSING
AND ASSEMBLY SERVICE COMPANY
in conjunction with DONGGUAN HENGLI
INDUSTRY DEVELOPMENT COMPANY           ZINDART LIMITED



Address:                               Address:

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Telephone No.:___________________      Telephone No.___________________________


Representative:                        Representative:

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